                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             AMERIGROUP Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   03073T 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 5, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / / Rule 13d-1(b)
         / / Rule 13d-1(c)
         /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
CUSIP NO.  03073T 10 2                             13G                            PAGE   2  OF  11
         ---------------                                                              ------  ------



------- --------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Acacia Venture Partners, L.P.

------- --------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                (a)  / /
                                                                                (b)  / /

------- --------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- --------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                0
         SHARES
                          ----- --------------------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

        OWNED BY                2,629,216

          EACH            ----- --------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
       REPORTING
                                0
         PERSON
                          ----- --------------------------------------------------------------------
          WITH:            8    SHARED DISPOSITIVE POWER

                                2,629,216

------------------------- ----- --------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,629,216

------- --------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  / /



------- --------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.2%

------- --------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- --------------------------------------------------------------------------------------------




CUSIP NO.  03073T 10 2                             13G                            PAGE   3  OF  11
         ---------------                                                              ------  ------



------- --------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        South Pointe Venture Partners, L.P.

------- --------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                (a)  / /
                                                                                (b)  / /

------- --------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- --------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                0
         SHARES
                          ----- --------------------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

        OWNED BY                2,629,216

          EACH            ----- --------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
       REPORTING
                                0
         PERSON
                          ----- --------------------------------------------------------------------
          WITH:            8    SHARED DISPOSITIVE POWER

                                2,629,216

------------------------- ----- --------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,629,216

------- --------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  / /



------- --------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.2%

------- --------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- --------------------------------------------------------------------------------------------




CUSIP NO.  03073T 10 2                             13G                            PAGE   4  OF  11
         ---------------                                                              ------  ------



------- --------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Acacia Management, L.P.

------- --------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                (a)  / /
                                                                                (b)  / /

------- --------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- --------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                0
         SHARES
                          ----- --------------------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

        OWNED BY                2,629,216

          EACH            ----- --------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
       REPORTING
                                0
         PERSON
                          ----- --------------------------------------------------------------------
          WITH:            8    SHARED DISPOSITIVE POWER

                                2,629,216

------------------------- ----- --------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,629,216

------- --------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  / /



------- --------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.2%

------- --------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- --------------------------------------------------------------------------------------------




CUSIP NO.  03073T 10 2                             13G                            PAGE   5  OF  11
         ---------------                                                              ------  ------



------- --------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        David S. Heer

------- --------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                (a)  / /
                                                                                (b)  / /

------- --------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- --------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                0
         SHARES
                          ----- --------------------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

        OWNED BY                2,629,216

          EACH            ----- --------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
       REPORTING
                                0
         PERSON
                          ----- --------------------------------------------------------------------
          WITH:            8    SHARED DISPOSITIVE POWER

                                2,629,216

------------------------- ----- --------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,629,216

------- --------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  / /



------- --------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.2%

------- --------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- --------------------------------------------------------------------------------------------




CUSIP NO.  03073T 10 2                             13G                            PAGE   6  OF  11
         ---------------                                                              ------  ------



------- --------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        C. Sage Givens

------- --------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                (a)  / /
                                                                                (b)  / /

------- --------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- --------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                12,500
         SHARES
                          ----- --------------------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

        OWNED BY                2,629,216

          EACH            ----- --------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
       REPORTING
                                12,500
         PERSON
                          ----- --------------------------------------------------------------------
          WITH:            8    SHARED DISPOSITIVE POWER

                                2,629,216

------------------------- ----- --------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,641,716

------- --------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  / /



------- --------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.3%

------- --------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- --------------------------------------------------------------------------------------------

Item 1(a).  NAME OF ISSUER:  AMERIGROUP Corporation (the "Company").

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            4425 Corporation Lane, Virginia Beach, VA 23462.

Item2 (a).  NAMES OF PERSONS FILING:  Acacia Venture Partners, L.P. ("AVP"),
            South Pointe Venture Partners, L.P. ("South Pointe"), Acacia Management, L.P. ("AMLP"), which is the sole general partner of AVP, and David S. Heer ("Heer") and C. Sage Givens ("Givens"). Heer and Givens are individual general partners of AMLP and South Pointe. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of the Reporting Persons is 101 California Street, Suite 3160, San Francisco, California 94111.

Item 2(c). CITIZENSHIP: Each of AVP, South Pointe and AMLP is a limited partnership organized under the laws of the State of Delaware. Each of Heer and Givens is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $ .01 par value ("Common Stock").

Item 2(e).  CUSIP NUMBER:  03073T 10 2.

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   [ ] Broker or Dealer  registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                  (b)   [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c)   [ ] Insurance Company as defined in Section 3(a)(19) of
                            the Act.

                  (d)   [ ] Investment Company registered under Section 8 of the
                            Investment Company Act of 1940.

                  (e)   [ ] Investment Adviser in accordance with
                            Section 240.13d-1(b)(1)(ii)(E).

                  (f)   [ ] An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F).

                  (g)   [ ] A Parent Holding Company, in accordance with
                            Section 240.13d-1(b)(1)(ii)(G).

                  (h)   [ ] A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act.

            (i)   [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

            (j)   [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: AVP is the beneficial and record owner of 2,303,181 shares of Common Stock of the Company as of December 31, 2001. South Pointe, which invests alongside AVP in all investments made by AVP, is the beneficial and record owner of 326,035 shares of Common Stock of the Company as of December 31, 2001. AVP and South Pointe may each be deemed to own beneficially the shares of Common Stock of the Company held by the other as of December 31, 2001. As the sole general partner of AVP, AMLP may be deemed to own beneficially the shares of Common Stock of the Company owned beneficially by AVP. As the general partners of South Pointe and AMLP, each of Givens and Heer may be deemed to own beneficially the shares of Common Stock of the Company owned beneficially by AVP and South Pointe.

                  Givens holds an option to purchase 12,500 shares of Common Stock which option was exercisable within 60 days of December 31, 2001.

                  AVP, South Pointe, AMLP and Heer may be deemed to own beneficially an aggregate of 2,629,216 shares of Common Stock of the Company. Givens may be deemed to own beneficially an aggregate of 2,641,716 shares of Common Stock of the Company.

                  Each Reporting Person disclaims beneficial ownership of the shares of Common Stock of the Company held of record by each other Reporting Person, except to the extent of such other Reporting Person's respective proportionate pecuniary interest therein.

            (b)   Percent of Class: Each Reporting Person except Givens:  13.2%,
                  Givens: 13.3%. The foregoing percentage is calculated based on the 19,863,640 shares of Common Stock reported to be outstanding as of November 23, 2001 on the Company's Form 10-Q for the period ended September 30, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

            (c)   Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: 0 shares for AVP, South Pointe, AMLP and Heer and 12,500 shares for Givens.

                  (ii)      shared power to vote or to direct the vote:
                            2,629,216 shares for AVP, South Pointe, AMLP, Heer and Givens.

                 (iii) sole power to vote or to direct the vote: 0 shares for AVP, South Pointe, AMLP and Heer and 12,500 shares for Givens.

                  (iv) shared power to dispose or to direct the disposition of: 2,629,216 shares for AVP, South Pointe, AMLP, Heer and Givens.


Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

Item 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 5, 2002


ACACIA VENTURE PARTNERS, L.P.

By:   ACACIA MANAGEMENT, L.P.


By: /s/ C. Sage Givens
   ---------------------------------------------
    General Partner


SOUTH POINTE VENTURE PARTNERS, L.P.


By: /s/ C. Sage Givens
   ---------------------------------------------
    General Partner


ACACIA MANAGEMENT, L.P.


By: /s/ C. Sage Givens
   ---------------------------------------------
    General Partner


/s/ Davis S. Heer
------------------------------------------------
David S. Heer


/s/ C. Sage Givens
------------------------------------------------
C. Sage Givens

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of AMERIGROUP Corporation.

      EXECUTED as a sealed instrument this 4th day of February, 2002.


ACACIA VENTURE PARTNERS, L.P.

By:   ACACIA MANAGEMENT, L.P.


By:   /s/ C. Sage Givens
   ---------------------------------------------
    General Partner


SOUTH POINTE VENTURE PARTNERS, L.P.


By:   /s/ C. Sage Givens
   ---------------------------------------------
    General Partner


ACACIA MANAGEMENT, L.P.


By:   /s/ C. Sage Givens
   ---------------------------------------------
    General Partner


/s/ David S. Heer
------------------------------------------------
David S. Heer


/s/ C. Sage Givens
------------------------------------------------
C. Sage Givens